UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2011

ORIGINOIL, INC.
(Name of registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization) 5645 West Adams Boulevard Los Angeles, California (Address of principal executive offices)	333-147980 (Commission File Number)	26-0287664 (I.R.S. Employer Identification Number) 90016 (Zip Code)

Registrant’s telephone number, including area code: (323) 939-6645

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 3, 2011, T. Riggs Eckelberry, Chairman of the Board and Chief Executive Officer of OriginOil, Inc. (the "Company"), entered into a pre-arranged stock trading plan (the "Plan") with a broker to sell shares of Company’s common stock owned by him.  The Plan was established under Rule 10b-5-1 of the Securities Exchange Act of 1934, as amended.

Pursuant to the Plan, a brokerage firm may sell up to 5,000 shares of the Company's common stock owned by him per day up to a maximum of 1,846,096 shares.  Mr. Eckelberry currently owns 40,000,000 shares of the Company’s common stock.  The Plan is scheduled to terminate at the earliest of (i) the execution of all of the trades under the Plan, (ii) the public announcement of any merger, consolidation, acquisition, tender or exchange offer or other reorganization that results in the exchange or conversion of the Company’s shares into securities of an entity other than the Company, (iii) the date the broker receives notice of the liquidation, dissolution, bankruptcy, insolvency or death of Mr. Eckelberry. Mr. Eckelberry will have no control over the stock sales under the Plan.

The Plan specifies the timing and market prices for the exercises and sales, which are subject to terms and conditions of the Plan. The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934. Rule 10b5-1 is a safe harbor that allows corporate insiders to establish prearranged written stock trading plans. Mr. Eckelberry will use the proceeds of the sale of the Company’s shares under the Plan to pay for expenses relating to the medical condition of a family member. A 10b5-1 plan must be entered into in good faith at a time when an insider is not aware of material non-public information. Subsequent receipt by an insider of material non-public information will not prevent prearranged transactions under a 10b5-1 plan from being executed.  Transactions under the Plan will be disclosed publicly through appropriate filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIGINOIL, INC.

Date: February 9, 2011	By: /s/ T. Riggs Eckelberry Name: T. Riggs Eckelberry Title: Chief Executive Officer